Exhibit 5.1

[Letterhead of Simpson Thacher & Bartlett LLP]

November 1, 2006

National Mentor Holdings, Inc.

313 Congress Street, 6th Floor

Boston MA 02210

Ladies and Gentlemen:

We have acted as special counsel to National Mentor Holdings, Inc., a Delaware corporation (the “Company”) and to the subsidiaries of the Company listed on Schedule I hereto (the “Delaware Guarantors”) and Schedule II hereto (the “non-Delaware Guarantors” and together with the Delaware Guarantors, the “Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $180,000,000 aggregate principal amount of 11-1/4% Senior Subordinated Notes due 2014 (the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Securities.  The Exchange Securities and the Guarantees will be issued under an indenture dated as of June 29, 2006 (the “Indenture”) among the Company, the Guarantors, the other guarantors named therein and U.S. Bank National Association, as trustee (the “Trustee”).  The Exchange Securities will be offered by the Company in exchange for $180,000,000 aggregate principal amount of its outstanding 11-1/4% Senior Subordinated Notes due 2014.

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement.  We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.  As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.  We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have assumed further that (1) each non-Delaware Guarantor is validly existing under the law of its jurisdiction of organization and has duly authorized, executed and delivered the Indenture in accordance with its organizational documents and the law of its jurisdiction of organization, (2) the execution, delivery and performance by each non-Delaware Guarantor of the Indenture and the Guarantees do not and will not violate the law of its jurisdiction of organization or any other applicable laws (excepting the law of the State of New York and the federal laws of the United States) and (3) the execution, delivery and performance by each non-Delaware Guarantor of the Indenture and the Guarantees do not and will not constitute a breach or violation of any agreement or instrument that is binding upon any non-Delaware Guarantor.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.             When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2.             When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting

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creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law and the Delaware Limited Liability Company Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

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SCHEDULE I
DELAWARE GUARANTORS

Family Advocacy Services, LLC

Mentor Management, Inc.

National Mentor Healthcare, LLC

National Mentor Holdings, LLC

National Mentor, LLC

National Mentor Services, Inc.

National Mentor Services, LLC

REM Health of Nebraska, LLC

SCHEDULE II
NON-DELAWARE GUARANTORS

Center for Comprehensive Services, Inc.
Cornerstone Living Skills, Inc.
First Step Independent Living Program, Inc.
Homework Center, Inc.
Horrigan Cole Enterprises, Inc.
Illinois Mentor, Inc.
Loyd’s Liberty Homes, Inc.
Ohio Mentor, Inc.
REM Arrowhead, Inc.
REM Central Lakes, Inc.
REM Colorado, Inc.
REM Community Options, Inc.
REM Community Payroll Services, LLC
REM Connecticut Community Services, Inc.
REM Consulting & Services, Inc.
REM Consulting of Ohio, Inc.
REM Developmental Services, Inc.
REM Health, Inc.
REM Health of Iowa, Inc.
REM Health of Wisconsin, Inc.
REM Health of Wisconsin II, Inc.
REM Heartland, Inc.
REM Hennepin, Inc.
REM Home Health, Inc.
REM, Inc.

REM Indiana Community Services, Inc.
REM Indiana Community Services II, Inc.
REM Indiana, Inc.
REM Iowa Community Services, Inc.
REM Iowa, Inc.
REM Management, Inc.
REM Minnesota Community Services, Inc.
REM Minnesota, Inc.
REM Nevada, Inc.
REM New Jersey, Inc.
REM North Dakota, Inc.
REM North Star, Inc.
REM Ohio, Inc.
REM Ohio Waivered Services, Inc.
REM Pennsylvania Community Services, Inc.
REM Ramsey, Inc.
REM River Bluffs, Inc.
REM South Central Services, Inc.
REM Southwest Services, Inc.
REM Utah, Inc.
REM Wisconsin, Inc.
REM Wisconsin II, Inc.
REM Wisconsin III, Inc.
REM Woodvale, Inc.
Unlimited Quest, Inc.